CERTIFICATE OF AMENDMENT
OF
THE
CERTIFICATE OF INCORPORATION OF BALTIA AIR LINES, INC.

under section 805 ofthe Business Corporation Law

IT IS HEREBY CERTIFIED THAT:

(1) The name ofthe corporation is Baltia Air Lines, Inc.

(2) The filing date ofthe corporation's certificate of incorporation is: 8/24/89.

(3) The corporation requests that the number of its authorized common shares be increased to 2,000,000,000, amending article 4 to state as follows:


(4) The aggregate number ofshares whicb tbe corporation shall bave authority to issue is 2,000,000,000 common shares ($.0001 par value) and 2,000,000 preferred shares ($.01 par value). Sbareholders do not have preemptive rights.

(5) The amendment ofthe certificate ofincorporation was authorized:

by the corporation's board ofdirectors and by a'vote ofthe majority of all outstanding shares 'entitled to vote at a meeting on 06/24/2011


State ofNew York  )
County of Queens  )

I, Igor Dmitrowsky, being duly sworn, depose and state.that I am the President and C.E.O. of Baltia Air Lines. Inc., the corporation named in and described above in the foregoing certificate and that I have read the foregoing certificate and know the contents thereofto be true, except as to the matters herein stated to' be alleged upon information and belief and as those matters, 1 believe them to be true.

/SIGNED/

Sworn to before me this 24th day of June, 2011

(NOTARY PUBLIC)